Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

PWAV - Q4 2005 Powerwave Technologies Earnings Conference Call

Event Date/Time: Jan. 31. 2006 / 5:00PM ET

FINAL TRANSCRIPT

Jan. 31. 2006 / 5:00PM, PWAV - Q4 2005 Powerwave Technologies Earnings Conference Call

CORPORATE PARTICIPANTS

Kevin Michaels

Powerwave Technologies Inc. - CFO

Ron Buschur

Powerwave Technologies Inc. - President, CEO

CONFERENCE CALL PARTICIPANTS

Ittai Kidron

CIBC World Markets - Analyst

Mike Ounjian

Credit Suisse First Boston - Analyst

Brian Modoff

Deutsche Bank - Analyst

Jeff Kvaal

Lehman Brothers - Analyst

Matt Robison

Ferris, Baker Watts Inc. - Analyst

Michael Walkley

Piper Jaffray & Co. - Analyst

Kim Anderson

JP Morgan Chase & Co. - Analyst

Ken Muth

Robert W. Baird & Co. - Analyst

Rich Valera

Needham & Co. - Analyst

Mark McKeshney (ph)

Twin Peaks Capital - Analyst

James Faucette

Pacific Crest Securities - Analyst

George Notter

Analyst

Tony Rao

East Shore Partners - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by and welcome to the Powerwave Technologies fourth quarter 2005 earnings conference call. My name is Carlo and I will be your coordinator for today’s presentation. At this time, all of our participants are in listen-only mode. We will be facilitating a question-and-answer session towards the end of today’s prepared remarks. [OPERATOR INSTRUCTIONS]

I would now like to turn the presentation over to your host for today’s call, Kevin Michaels, Chief Financial Officer. Please proceed, sir.

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Jan. 31. 2006 / 5:00PM, PWAV - Q4 2005 Powerwave Technologies Earnings Conference Call

Kevin Michaels - Powerwave Technologies Inc. - CFO

Thank you. And good afternoon, everyone. Welcome to the Powerwave Technologies fourth quarter 2005 financial results conference call. Joining me on today’s call will be Ron Buschur, Powerwave’s President and Chief Executive Officer.

Before starting, I’d like to point out that various remarks we may make about future expectations, plans and prospects for Powerwave; including but not limited to anticipated revenues and revenue growth rates, operating margins, gross profit margins, earnings per share levels, revenue composition, improvements in cost structure, the timing for completion of the integration of the REMEC Wireless acquisition, cost savings related to the REMEC Wireless acquisition, demand levels for the Company’s product lines, trends in the wireless infrastructure market, the timing of product deliveries and future orders, expense levels, capital expenditure rates, inventory turns, tax rates, cash flows and days sales outstanding are all forward-looking statements. These statements are subject to numerous risks and uncertainties that could cause Powerwave’s actual results to be materially different from those projected or implied.

Some of the risk and uncertainties include our ability to integrate acquisitions and realize anticipated cost savings and synergies, fluctuations in foreign currency, the ability to implement new ERP systems, the impact of competitive products and pricing, economic and political conditions and the loss of one or more significant customer accounts. Please refer to our press release, Powerwave’s current Form 10-K for the year ended January 2, 2005, our Form 10-Q for the quarter ended October 2nd, 2005 and other filings which are on file with the Securities and Exchange Commission for additional information on factors which would cause our actual results to be different from those projected or implied.

In addition, on this call we will discuss non-GAAP financial information. A reconciliation of the non-GAAP financial information to our financial statements as prepared under GAAP is included in our press release dated today, which can be found at our website at Powerwave.com and on BusinessWire. With all this in mind, I’d like to start by quickly reviewing our financial results, which are also summarized in our press release.

Net sales for the fourth quarter of 2005 were $258.7 million. For our fourth quarter, approximately $2.9 million of acquisition-related charges and expenses are included within costs of goods sold and approximately $3.7 million is included in operating expenses.

For the fourth quarter, our gross margin on a GAAP basis is 24.2%. Excluding the $2.9 million of acquisition-related intangible asset amortization in our costs of goods sold for the fourth quarter, we would have reported a gross profit margin of 25.3%.

For the fourth quarter, sales and marketing expenses were $11.2 million, R&D was $16.2 million and G&A was $12.9 million. Including the acquisition and restructuring-related charges and expenses of $3.7 million, our total operating expenses were $44 million.

For the fourth quarter, we had an operating profit of $18.7 million, which includes acquisition-related charges and expenses of approximately $6.6 million. Excluding these charges and expenses on a pro forma basis, we would have reported an operating profit of $25.3 million or an operating margin of 9.8%. We had net other income for the quarter of $200,000. On a GAAP basis, our total net income before taxes was $18.9 million.

For the fourth quarter, our effective tax rate is actually a net benefit of 1.4%, making our annual effective tax rate for 2005 approximately 6%. Therefore, for the fourth quarter, our net income after tax is $19.2 million. The diluted earnings per share is $0.15, based on a diluted weighted average share outstanding of approximately 143.8 million shares. On a pro forma basis, excluding the acquisition-related charges and expenses of $6.6 million, and utilizing an effective tax rate for the quarter of 10%, our net income after taxes would have been $22.9 million or a diluted earnings per share of $0.17, based on a diluted weighted share outstanding of 143.8 million.

For all of fiscal year 2005, we had total sales of $825.1 million. Compared with $473.9 million for fiscal year 2004, this represents sales growth of 74% and is the largest annual revenue in Powerwave’s history. Our total net income for fiscal 2005 on a GAAP basis is $50.6 million or a diluted earnings per share of $0.42, which compares to a net loss of $72.1 million or a basic loss per share of $0.80 for fiscal 2004. On a pro forma basis, excluding the $20.2 million of acquisition-related charges and expenses, and utilizing an effective tax rate of 10%, our net income after taxes would have been of $66.7 million or a diluted earnings per share of $0.54 for fiscal 2005.

Now I’ll describe our revenues on a geographic basis. Our total Americas revenue for the fourth quarter of 2005 were approximately $104.6 million or 40% of our revenues. Our total Asian sales accounted for approximately 9% of revenues, or $23.2 million. And our total European and other international revenues were $130.9 million or approximately 51% of revenues.

For the fourth quarter, our Wireless Communications business unit represented approximately 96% of our revenues. Our Contract Manufacturing business accounted for approximately 4% of our revenues, or $9.3 million. Also for the fourth quarter, sales of products within antenna systems totaled $76.1 million or 29% of total revenues. Base station system sales totaled $156.2 million or 60% of revenues. And coverage system sales

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Jan. 31. 2006 / 5:00PM, PWAV - Q4 2005 Powerwave Technologies Earnings Conference Call

totaled $17.2 million or 7% of revenues. During September 2005, we sold our microwave outdoor unit group located in Sweden, which contributed to the reduction in revenues for our coverage systems area during the fourth quarter. For the fourth quarter, our total 3G-related sales were approximately $69 million or approximately 27% of our total revenues.

In terms of our customer profile for the fourth quarter, our total OEM sales accounted for approximately 45% of our total revenues, and our total direct and operator sales accounted for approximately 51% of our total revenues. Our Contract Manufacturing customers accounted for the remaining 4%.

Our total consolidated gross profit margin was 24.2% for the fourth quarter on a GAAP basis. On a pro forma basis, excluding $2.9 million of acquisition-related intangible amortization, our total gross profit margin would have been 25.3%. While we expected our gross margins to decline slightly from the previous quarter due to a full quarters impact of the acquired REMEC Wireless Business, we are very pleased with our ability to maintain our overall gross margins within our targeted operating range of the mid to high 20% range. We continue to be very confident in our ability to drive and maintain profitable margins in our worldwide operations.

I’d like to point out that we continue to be very focused on the consolidation of REMEC’s Wireless Business and we expect to drive further cost savings from our consolidation efforts. At this time, while we currently expect that the majority of our consolidation and integration activities will be completed by the end of this first quarter, we now anticipate that some activities will continue beyond the first quarter. In any event, we remain very comfortable with our target gross margin operating model. While our gross margins are impacted by many factors, including pricing, product mix and economic conditions, we do believe that we are in a very strong position going forward to drive continued improvements in our global cost structure. And we do believe that we will show sequential improvements in our gross margins throughout 2006.

As a Company, as many of you know, we have always focused on our gross margins as a method to drive improvements in our operating income. I’m very proud to point out that for the fourth quarter on a pro forma basis, our operating income of $25.3 million represents an operating margin of 9.8%. We are obviously seeing the benefits of our operating model and we will continue to focus on improving this performance.

Looking at our other income line, we reported approximately $200,000 of other income in the fourth quarter of 2005. Our interest income and expense largely offset each other for the quarter, and our net foreign currency impact was relatively small for the quarter.

For the fourth quarter, our effective tax rate was an net benefit of 1.4%, providing an annual rate of approximately 6% for all of 2005. This lower rate was due to increased income in the U.S. during the fourth quarter. While we are continuing to evaluate our future tax rate based upon our diverse international operations, we currently estimate that our effective worldwide tax rate will be approximately 15% for fiscal 2006. I want to stress that this estimate will fluctuate based upon our actual results.

Next, I will quickly review our balance sheet. Total cash at January 1st, 2006, was approximately $237.2 million of which $5 million is reflected as restricted cash. This represents an increase in cash from the third quarter of approximately $13 million. Our operating cash flow for the fourth quarter was approximately $14 million, and our capital spending totaled approximately $3.5 million for the quarter.

Also for the fourth quarter, our net inventory was $101.5 million, which represents a reduction of approximately $10 million from the third quarter and represents inventory turns of approximately 7.7 times. This is an improvement from our last quarter turn level of approximately 6 times.

Our total nets accounts receivable were $234.9 million, which represents AR days sales outstanding of approximately 83 days, which is also an improvement from last quarter’s 88 days. Going forward, we expect to maintain our DSO’s in a range of 75 to 85 days.

Now before turning the call over to Ron, I would like to provide you with our financial guidance for the first quarter of 2006 and for all of fiscal year 2006. Please note that our guidance is subject to a number of risks and uncertainties that could impact our future outlook and results, and many of these are detailed in our public filings with the SEC. I would also like to point out that we do expect to see some traditional slowness in the first quarter, as we do anticipate that both our OEM and direct operator customers are in the process of updating their 2006 budget spending plans as is the normal process in the first quarter of a year.

With all that in mind, based upon our current outlook and order patterns we see, as well as forecasts from our various customer bases, we have established a revenue range of $240 to $250 million for our first quarter. Our current pro forma earnings estimate for the first quarter, excluding any restructuring and acquisition-related charges and expenses, is expected to be in the range of $0.13 to $0.15 per share.

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Jan. 31. 2006 / 5:00PM, PWAV - Q4 2005 Powerwave Technologies Earnings Conference Call

As an additional note, I do want to point out that in this first quarter and actually beginning next week, we will be going live for the first time with our new Oracle ERP system. Our global implementation plans have us bringing on various global locations over the next six months. While we do not currently anticipate any significant issues, we do want to point out that, as with any new ERP implementation, there are always short-term risks that could impact our performance.

Now in terms of looking at all of 2006 for the full year, we currently anticipate that our annual revenues will reach the $1.1 billion range, and that our pro forma EPS for the year will be in the range of $0.70 to $0.80.

Now I’d like to turn the call over to Ron Buschur, Powerwave’s President and Chief Executive Officer.

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Thank you, Kevin. Good afternoon, everyone. I’m very pleased to be able to review what was an outstanding year and an excellent representation of Powerwave’s ability to execute on our business plan and strategies. This is clearly demonstrated by our record sales revenue of $258.7 million reported for Q4 and our record annual revenues of $825.1 million. These results translate into a growth rate of 19% sequentially, and an annual growth rate of 74%. This is a true testament to our leadership position in the wireless communications industry. These phenomenal results were produced during the same time frame as we were completing the initial integration of the wireless assets of REMEC.

During the fourth quarter, we experienced strong demand from our direct operator customers, as well as our OEM customers. This is clearly demonstrated by our broad and diversified customer base. With only three customers each accounting for over 10% of sales for the quarter; Cingular represented 23%, Nokia and Siemens each represented over 10% of sales, and this being the first time that Siemens has been a 10% plus customer. We are very pleased with our global product acceptance and customer diversification with our top customers such as Ericsson, Lucent, Huawei, T-Mobile, NEC, Orange, Motorola, Verizon, Samsung, Nortel and Vodafone. For the quarter, our 3G revenues grew 37% over the prior quarter. This clearly demonstrates our technology leadership position in our industry segment.

We believe our customers benefit from our industry-leading product portfolio and Powerwave’s excellent manufacturing capabilities. An example of these capabilities is the award we received recently from Siemens Communications recognizing Powerwave as the supplier of the year for innovation. I believe that we are leading our competition in manufacturing excellence, product quality, product innovation and total customer satisfaction.

For the fourth quarter, we continued to benefit from our strong operational excellence, and this performance is clearly demonstrated by our results. Our ability to maintain our targeted gross margin model, while we integrate the REMEC wireless assets, has enabled us to deliver to our shareholders industry-leading operating margins of 10% for the last two quarters. Operational excellence is taken very serious here at Powerwave. We will continue to stay focused on driving our improvements on our operations, our products, our designs, our cost structure.

One metric that demonstrates this focus is our improved inventory turns during the fourth quarter. For the quarter, we improved our turns from 6 turns to just under 8 turns, while introducing new products into our manufacturing, and while working to integrate the the REMEC Wireless manufacturing locations.

I would like to provide you with an update on the REMEC integration activities. The actions we have already taken will generate approximately $23 million in annual cost savings. We are very pleased with the progress we have made on the integration activities and the acceptance from our customers globally. I believe they see the advantages that the combined entity will bring them from a product, design and manufacturing perspective. As Kevin stated, while we expect to complete the majority of our REMEC integration activities within the March 2006 timeframe, we are on-track to meet our target of $50 million of annual cost synergies.

In looking at the industry, I remain very optimistic about the future over the next few years. As we stated many times, we believe that there is a strong demand and this is a strong time for our industry. And we are determined to deliver strong performances during these times. And we will continue to strengthen our Company for the future. We believe that there will be continued spending in the North America market in GSM, wideband CDMA, EVDO networks. We also see an increased desire from the European operators to continue to deploy additional 3G networks, utilizing Powerwave’s coverage and capacity solutions.

In terms of looking at the year 2006 for Powerwave, we are extremely excited. We are well-positioned to surpass the $1 billion revenue rate for the first time in the Company’s history. I believe that we have positioned Powerwave well over the last two years to be in an excellent position to capitalize on the continued growth opportunities within our industry.

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Jan. 31. 2006 / 5:00PM, PWAV - Q4 2005 Powerwave Technologies Earnings Conference Call

Finally, I would like to thank personally all of our employees for your hard work and dedication they have given Powerwave this past year. This has been a very rewarding and exciting time in the history of our Company.

Now I’d like to turn the call over to the Operator and address any questions you may have.

QUESTION AND ANSWER

Operator

Thank you, sir. [OPERATOR INSTRUCTIONS] And, sir, our first question is from the line of Ittai Kidron with CIBC World Markets.

Ittai Kidron - CIBC World Markets - Analyst

Yes, hi, guys. Hope all is well. A couple of questions for you with regards to Cingular and your revenue in the Americas. If I look a couple of quarters back, Ericsson was an 18% customer, no longer a 10% customer. And Cingular was less than a 10% and now they are a 23% customer. Is there a change in the way Cingular is working with its vendors and suppliers? What — any color you can provide on that would be greatly appreciated.

And the second question goes to your revenue from the Americas, if — if I strip out Cingular from the equation, it looks like on a sequential basis, your revenue actually declined by around $13 million in the Americas this quarter. Any color, again, would be greatly appreciated.

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Well, first of all, as we have stated in the past, we do expect from quarter-to-quarter our revenues from any given OEM will vary and fluctuate. We believe that Cingular has a build-out strategy that they will continue to follow. That will vary from quarter-to-quarter, depending on regions and which OEM’s they select. We also do sell our products directly to Cingular and other operators, and we continue to focus on that as a strategy moving forward. And I believe you will see, again, in the future quarters variation between our OEM’s and our direct operator sales.

Kevin Michaels - Powerwave Technologies Inc. - CFO

In terms of — if you’re — I think you’re just looking at the prior quarter. And in terms of that, I think if — you just pulled out Cingular as a single customer, you are right, that you would have a slight reduction there. But overall, obviously Cingular is the biggest activity currently in the North American market place so we don’t think that sends any kind of message other than we think we’re active where the activity is currently going on.

Ittai Kidron - CIBC World Markets - Analyst

Very good. And lastly on your coverage solution, I think you mentioned that you sold your microwave business, can you provide a little bit more color on that? And what was the contribution of that business?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Yes. We sold our microwave division, as as Kevin had indicated, this last quarter. And from a revenue perspective it was roughly $3 million that contributed to our coverage solutions revenue stream.

Ittai Kidron - CIBC World Markets - Analyst

Got you. So — all right, congratulations. Good luck, guys.

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Ron Buschur - Powerwave Technologies Inc. - President, CEO

Thank you.

Kevin Michaels - Powerwave Technologies Inc. - CFO

Thank you.

Operator

And, sir, our next question is from the line of Mike Ounjian with Credit Suisse.

Mike Ounjian - Credit Suisse First Boston - Analyst

Great, thank you. Kevin, in terms — first just a housekeeping question, I apologize if I missed this if you went through it, but in terms of the guidance for — for Q1 and the full year, what — what’s the — what’s the impact of option expense in there? Is that included in your earnings numbers? Or what should we be modeling for that?

And then, second, for the Q1 guidance, how should we be looking at the trend for operating expenses sequentially from Q4?

And then more broadly on — you mentioned you were comfortable with your - your target gross and operating margin model. Your — your operating margins for Q4 were actually approaching 10% pro forma. And I think in past — in past calls, you’ve talked about targeting getting to that range. You’ve obviously gotten very close. As we look forward here with still a good amount of synergies to come from the REMEC deal and obviously more scale on the model this year, should we be looking — where should we really be looking for a target operating margin model?

Kevin Michaels - Powerwave Technologies Inc. - CFO

Okay. Let me start with that last question, because I think that’s really important for us. As you know, we’ve been — our goal long-term was to get us to the 10% operating margin, and this quarter we’re right about there. Last quarter we were there. And we believe that we’ve got a model in place that we can maintain that kind of operating margin. So clearly our goal is to — first, our goal has been to get to that — get that margin sustainable, which we believe we’re at there now. So we think, yes, there is upside potential in us to grow that operating margin. And — and we think over the course of the next year you’ll be able to see some benefits from that. We believe, as we’ve always stated from our gross margin model of the mid to high 20s, clearly we’re operating at the low end of that range but we’re within the range. We don’t believe we’ll be going any lower, we actually believe we’ll be going higher in the range sequentially as we go through the year, so we think that will clearly fall down through the operating line.

Additionally, in terms of operating expenses I think for — in absolute terms, I think the absolute dollars will be down slightly in the first quarter. But I think as we did through the year, clearly we’re expecting to see growth in our - in our total lines, in our revenue lines. And that, we believe, we can leverage our operating expenses further so we can drive them as a lower percentage of our revenues and that once again will help contribute to the operating margin line.

Last question you had was on options expenses. Those are baked into our numbers, so the forecast guidance we gave you do reflect us expensing those options. And I know, Mike, you’ve — you’ve looked at our Q’s. Our option expenses has been running, on a pretax basis, under $1 million a quarter, I think it’s running around $700,000 a quarter. So we don’t expect any significant changes in that, going forward. So — but we have factored those in, going forward — to our EPS guidance.

Mike Ounjian - Credit Suisse First Boston - Analyst

Great, thank you very much.

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Kevin Michaels - Powerwave Technologies Inc. - CFO

Thank you.

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Thanks, Mike.

Operator

And, sir, our next question is from the line of Brian Modoff with Deutsche Bank.

Brian Modoff - Deutsche Bank - Analyst

So that implies, then, that you expect your gross margins to actually be up sequentially — modestly.

Kevin Michaels - Powerwave Technologies Inc. - CFO

Right. And I — Brian, I actually said that and I’ll reiterate it, we expect our gross margins to improve sequentially throughout the year.

Brian Modoff - Deutsche Bank - Analyst

And then can you talk about 3G over in China — how are you guys positioned for that? When would you expect to see some benefit from the license issuing?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Well, Brian, we hope to see the the benefit towards the September/October quarter if that’s when we finally — they announce and they release the license. We think we’re very well positioned, as you know, in that market segment. We continue to spend a fair amount of time there working with the operators direct, as well as the OEM’s. And we’re positioning ourselves to benefit from that build-out.

Brian Modoff - Deutsche Bank - Analyst

And then looking at your coverage solutions and — in terms of remote radio units, can you kind of talk about what you saw trendwise in that product in the quarter? And what do you see going into Q1 for that product?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

We certainly see an increase in opportunity for our revenues to grow with the remote radio head and those types of products and solutions, moving forward. Next quarter we expect to see that continue to grow for that product segment. And we’re very happy with the acceptance and — and the feedback that we’ve been given from our customers with that product and the solution that we have in the marketplace.

Brian Modoff - Deutsche Bank - Analyst

Excellent. Thank you.

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Thank you.

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Operator

Yes, sir, our next question is from the line of Jeff Kvaal with Lehman Brothers.

Jeff Kvaal - Lehman Brothers - Analyst

Hi, guys. Thanks very much. Ron, my question is — is for you. I think I’m — on the one hand, it sounds as though some of the budgets for the full year are still getting — getting set here in the first quarter. At the same time, it sounds as though you have the confidence, obviously, to issue full-year guidance. So I’m wondering what gives you the visibility to — to offer that full-year guidance? Thanks.

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Well, first of all, we do think there was some seasonality and there is some seasonality and some rationalization of some of the budgets and the build-outs that are taking place. And we stay very close with our customers in trying to work with them and understand what their plans will be on building out their existing networks and new networks in the marketplace today. And with the work that we have done and looking at some of the projections that are in place and the growth rates that they are anticipating, we believe that we’ll be well-positioned, as Kevin had indicated to — on a full year basis, to exceed the $1 billion rate and actually get to $1.1 billion. And I continue to be comfortable that we’ll be able to deliver that.

Jeff Kvaal - Lehman Brothers - Analyst

You folks have in the past talked about a market growth rate that we might see for ‘06, and — and possibilities of share gains. Would you be able to update at this stage of the game?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Why — well, I certainly think we believe that we’ll be able to show a double-digit growth this year in the market. As far as giving you a projection, and looking forward, I’m not sure at this point that we’re a — we’re going to give that type of guidance.

Jeff Kvaal - Lehman Brothers - Analyst

Okay. All right. Thanks. And then, Kevin, for you, should we expect more REMEC charges in the March quarter — on even extending into the June quarter then with further restructuring?

Kevin Michaels - Powerwave Technologies Inc. - CFO

There could be some more on kind of the range of what you saw in this fourth quarter. So we’re not expecting any large scale — a lot of stuff we have a plan in place, and a lot of that’s accounted for through our purchase accounting so you don’t see separate line — separate charges coming through. But there are — there could be some additional restructuring-type expenses, but probably relatively in the ranges that you just saw. So nothing huge that we’re anticipating.

Jeff Kvaal - Lehman Brothers - Analyst

Okay. Thanks very much.

Kevin Michaels - Powerwave Technologies Inc. - CFO

Thank you.

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Jan. 31. 2006 / 5:00PM, PWAV - Q4 2005 Powerwave Technologies Earnings Conference Call

Operator

And, sir, our next question is from the line of Matt Robison with Ferris, Baker Watts.

Matt Robison - Ferris, Baker Watts Inc. - Analyst

Hey, good afternoon. First, it looks like a sequential decline in antenna systems, can you comment a little bit on that and if there were any production constraints in the quarter? And I have some follow-ups.

Ron Buschur - Powerwave Technologies Inc. - President, CEO

No, from an antenna perspective we — we were certainly focused on the build-out that we have been talking about over the last few quarters regarding Cingular and some of the new 3G Networks, and you can see that reflected in some of our base station revenue. There is nothing that we had from a constraint — from a manufacturing perspective that caused that. I really just think it’s the timing at which we deployed some of the new hardware out into the marketplace.

Matt Robison - Ferris, Baker Watts Inc. - Analyst

Would you — would that base station activity be — would that lead the antenna business?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Well, I — I think what you’re going to see is, you’re going to see the antenna business and the base station business fluctuate and in certain quarters you may see growth in the antenna business and you may see the base station portion of it go down, it really depends on when they deploy that hardware for that build-outs. So, yes, you are going to see a fluctuation between the two.

Matt Robison - Ferris, Baker Watts Inc. - Analyst

At one time, you were talking structuring and reintegration expenses in the neighborhood of $40 million. Are you — are you sucking that up through — through other categories now and going to just keep that in a — and achieve your guidance, despite those expenses?

Kevin Michaels - Powerwave Technologies Inc. - CFO

Well, I think though that that was our maximum target. And obviously, our goal is to drive that a lot lower than that. And as I stated, some of the expenses are — are handled through purchase accounting since we have a plan and we’re implementing a plan, so it’s accounted for in there. So you - so you don’t see a separate P&L hit, per se. But I think — I feel pretty good right now saying that we’re - we expect our expense to be significantly lower than that number.

Matt Robison - Ferris, Baker Watts Inc. - Analyst

Now, a follow-on to Ron’s comments, it — can you characterize book-to-bill a little bit by segment? Give us a sense of where the bookings were particularly strong and where they might not have been?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Well, we were obviously pretty pleased with the bookings that we’ve seen in the base station portion of the business, as well as the antenna portion of the business. Looking at our area of coverage solutions, that’s an area that we certainly want to grow. And we sold the ODU portion of the business, so that had a slight impact this quarter to the revenue there. But we’re pretty confident that we’ll be able to continue to grow all the

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segments. And I think you’re going to see, as we get into Q1 and Q2, that we’re certainly focused on that growth. We’ll be able to demonstrate that growth as we’ve done in the past.

Matt Robison - Ferris, Baker Watts Inc. - Analyst

How — how far in advance do your bookings typically go?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

I don’t think we — we’re going to be giving any guidance on the bookings or the — the forward type of —

Kevin Michaels - Powerwave Technologies Inc. - CFO

Well, let me — let me just explain that a little more. In terms of bookings, our business is largely a turns business. And if you understand our business, the OEM customers have us on demand pull and so bookings are pretty much meaningless in that segment. And operator customers pretty much just buy as they use. We really don’t — we never report or talk about a pure bookings type number because it just really isn’t relevant in our industry segments. But in terms of what — demand we’re talking about, we’re seeing good, healthy demand. And we’re pretty optimistic about the overall outlook. We — we still believe that you’ll see some good, strong industry growth over this next year in the segments that we deal with.

Matt Robison - Ferris, Baker Watts Inc. - Analyst

So you deal with a final and the orders are rescheduleable in fairly short notice, so the backlog or bookings is not all that meaningful?

Kevin Michaels - Powerwave Technologies Inc. - CFO

Correct.

Matt Robison - Ferris, Baker Watts Inc. - Analyst

Good. Okay. Thanks.

Kevin Michaels - Powerwave Technologies Inc. - CFO

Thank you.

Operator

And sir, our next question is from the line of Michael Walkley with Piper Jaffray.

Michael Walkley - Piper Jaffray & Co. - Analyst

Great, thanks. Ron, I was wondering if you could just touch a little bit on the European region, there’s some concern of maybe flattish CapEx in that region year-over-year, maybe you could touch on the outlook for your products and how the mix to 3G impacts Powerwave specifically.

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Jan. 31. 2006 / 5:00PM, PWAV - Q4 2005 Powerwave Technologies Earnings Conference Call

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Well, we — we certainly do see the 3G segment of our business pretty strong, as you can see with the growth that we demonstrated again this quarter. The European operators do have a desire to build-out that 3G network and we’re benefitting from that and we believe that we’ll continue to see some growth in that area.

As far as some of the other network deployment activities, I think you’re seeing a lot of rationalizing of the existing networks that are in place and trying to maybe enhance the performance in those networks. So you’re not maybe seeing the CapEx spending, but you certainly do see some opportunities for companies like us to provide some solutions to help improve the performance of the network. So as a whole, looking at the European marketplace this next year, we think there’s a good opportunity for growth there. And we’re — we’re pretty positive that 3G growth is going to continue there and — and we’re going to benefit from that.

Michael Walkley - Piper Jaffray & Co. - Analyst

Great, thanks. And, and Kevin just a clarification question, for OpEx, I think I heard you say it would be down sequentially in absolute dollars but that — would that be inclusive of stock-based compensation?

Kevin Michaels - Powerwave Technologies Inc. - CFO

Yes.

Michael Walkley - Piper Jaffray & Co. - Analyst

Okay, great. And then just overall, you’re already closing in on a longer-term goal of 15% operating margin on a pro forma basis. How should we kind of think about OpEx as a percent of sales throughout the course of ‘06?

Kevin Michaels - Powerwave Technologies Inc. - CFO

Well, I — I think you’re right, we’re getting to that 15% range and obviously our goal is to try to drive that a little lower. So I’ll leave it at that. Clearly, our goal is, first, to get it down to 15% and then try to drive it lower.

Michael Walkley - Piper Jaffray & Co. - Analyst

Great. Thank you very much.

Kevin Michaels - Powerwave Technologies Inc. - CFO

Thank you.

Operator

And, sir, our next question is from the line of Kim Anderson with JP Morgan.

Kim Anderson - JP Morgan Chase & Co. - Analyst

Thank you. First a question on guidance, I know there’s been a couple of questions already on gross margins, but in the past you’ve said that you expect to get to your historic range come the June quarter, and now with the extended period of integrating REMEC you still expect that to occur?

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Jan. 31. 2006 / 5:00PM, PWAV - Q4 2005 Powerwave Technologies Earnings Conference Call

Kevin Michaels - Powerwave Technologies Inc. - CFO

Well, actually, I’d say we’re already there. We’ve never left the range. So in fact, I’d say we’re doing better than what we had previously thought. Originally we thought that with the REMEC integration — obviously REMEC was running on a much lower margin, that we would fall below our model. And clearly we haven’t. And clearly we believe that the margins we just reported will be our low point and then we’ll see sequential improvement. So we’re — we’re in our model, we’re not leaving the model. And we — we expect to see improvement so— we expect to see improvements throughout the year. So I don’t know how to say it any more direct than that.

Kim Anderson - JP Morgan Chase & Co. - Analyst

Okay, okay. I guess I was thinking when you had talked about that last quarter getting to 26ish, which was similar to that quarter, it seemed a big step up between the first quarter and second quarter of this year. But it sounds like that’s consistent with your expectations —

Ron Buschur - Powerwave Technologies Inc. - President, CEO

We had always guided that we would have — and we thought we would have a larger impact the first full quarter after we integrated the REMEC assets. In reality, as you can see, we were still able to maintain our midpoint — trying to be at the low end of the range of the mid-to high 20% range. So I think as Kevin indicated, we’re pretty pleased that we’re there now slightly earlier than what we had anticipated.

Kim Anderson - JP Morgan Chase & Co. - Analyst

Okay, great. The second question I had is on the rationalization and integration efforts, you talked about reaching the $23 million level of annualized cost savings. Could you provide any more detail on - on how you’ve gotten there? I know last quarter you talked about some of the R&D facilities that you were closing in North America. Any additional detail you could provide would be great.

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Yes. Well, we’ve already taken some steps to rationalize engineering sites in North America, as well as Europe. We’ve looked at moving some products to a more cost-effective geographic location to produce the products today. And we have shut down some of the other facilities here in North America that we were talking about and that — on the prior conference call. And that equates to today, around $23 million dollars of synergies on a annual basis that we have been able to save.

Kim Anderson - JP Morgan Chase & Co. - Analyst

Okay. And then on the contract manufacturing business, that’s been flat to down for two quarters in a row, now. What should we expect out of that business, going forward?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

We have focused our efforts on certainly trying to grow that business. We’ve said some investments there and we’re focused with our customer, Volvo, to really try to position that contract manufacturing business to be the supplier of choice for them. And I — we believe that we’ll be able to grow the revenue there and we’re going to be able to demonstrate some growth in that segment of the marketplace.

Kim Anderson - JP Morgan Chase & Co. - Analyst

Okay. Okay, thank you.

Operator

And, sir, our next question is from the line of Ken Muth with Robert W Baird.

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Jan. 31. 2006 / 5:00PM, PWAV - Q4 2005 Powerwave Technologies Earnings Conference Call

Ken Muth - Robert W. Baird & Co. - Analyst

Hi, thanks. On the revenue break-out — the base station is obviously up to $156, is that — is all of REMEC revenue in that category or the vast majority?

Kevin Michaels - Powerwave Technologies Inc. - CFO

I would say the — a large majority of it. Not all, but the large majority of it is there, yes.

Ken Muth - Robert W. Baird & Co. - Analyst

Okay. And could you just give us some sense — and just as an one-time benefit here in this quarter so we just have some easier comparability here — you were originally thinking that the REMEC assets would do about $50 — $50 million in the quarter. Were you on track with your assumption there?

Kevin Michaels - Powerwave Technologies Inc. - CFO

I — I would say we were on track. But like we’ve said, Ken, we’re not going to break that out —

Ken Muth - Robert W. Baird & Co. - Analyst

Right.

Kevin Michaels - Powerwave Technologies Inc. - CFO

— separately because of all businesses combined. But we - we certainly hit our expectations.

Ken Muth - Robert W. Baird & Co. - Analyst

Okay. And then what is the — the hope and the cost-sharing opportunity in Europe through that specific new asset? Is there any additional new opportunity, either in Europe or Asia to look at?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Yes. We think there’s some real opportunities for some of the products we’re designing around the filtering and conditioning portion of the business, and that’s primarily driven from the group in Olu on some of their designs that they have done from a filter and RF conditioning perspective. Certainly, that lends itself to acceptance of our products in Asia. And, again, the real aspect that we were focusing on is combining their core competency in some of the filter and RF conditioning technology together with ours, and sell that solution. And we still believe that there’s a lot of value with that. We — we see the acceptance from our customers, and we believe that they’re — they’re looking forward to us offering that integrated product in the very near future in our next introduction of products.

Ken Muth - Robert W. Baird & Co. - Analyst

Okay. And then on the coverage solution side, that was down a little bit. Do you think now that 3G is getting, obviously from your perspective, a lot faster roll-out, will that pull through and accelerate the coverage solutions? Or how should we look at that unit?

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Jan. 31. 2006 / 5:00PM, PWAV - Q4 2005 Powerwave Technologies Earnings Conference Call

Ron Buschur - Powerwave Technologies Inc. - President, CEO

No. That’s exactly the way we’re looking at it. I think you’ve — you’ve analyzed that correctly. We certainly have a focus on growing that segment of the market. We’ve got some new products that we will be introducing for that coverage solution portion of our business and we expect that to grow.

Ken Muth - Robert W. Baird & Co. - Analyst

Great. Thank you.

Operator

And sir, our next question is from the line of Rich Valera with Needham and Company.

Rich Valera - Needham & Co. - Analyst

Thank you, good evening, gentlemen. Just wonder if you could comment on Nortel — understanding there’s sort of some dilution as a percentage of revenue from the REMEC acquisition, they’ve been under 10% for a couple of quarters. Could you just talk about your position there? And do you think they could become a 10% revenue customer again at any time in the next couple of quarters?

Ron Buschur - Powerwave Technologies Inc. – President, CEO

Well, I’m not sure that we expect them to be a 10% customer in the next couple quarters. They — they have positioned us in multiple products and development efforts. And as they win additional opportunities and trials that they have out in the marketplace, we will certainly be there to support them. But don’t be misled as well, part of the — of the reduction, let’s say, in our dependency on Nortel is the fact that we’re growing our top line revenue, as well.

Rich Valera - Needham & Co. - Analyst

Sure, that’s helpful. Kevin, could you just talk about the tax rate of — I know this is a ways out, but do you think 15% is the rate that would hold into ‘07, at least from where you sit now?

Kevin Michaels - Powerwave Technologies Inc. - CFO

It really gets to be an issue of — of how profitable we get and eat up our deferred tax rate. On a conservative basis out in ‘07, I’d probably use a 20% rate at least - around that level. It’s just real hard to predict.

Rich Valera - Needham & Co. - Analyst

Okay. That’s helpful. Thanks, guys.

Kevin Michaels - Powerwave Technologies Inc. - CFO

Sure.

Operator

And sir, our next question is from the line of [Mark McKeshney] with [Twin Peaks Capital].

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Jan. 31. 2006 / 5:00PM, PWAV - Q4 2005 Powerwave Technologies Earnings Conference Call

Mark McKeshney - Twin Peaks Capital - Analyst

Thanks, good afternoon. I want to ask you about your 3G business, which seems to be really accelerating there. Do you get better margins on those products and do you expect that to continue to accelerate?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

No. Our products and our margins of products across our product suite are all very similar, so there’s not a benefit that we see with the 3G products versus the 2G or other products in our product portfolio. But we are very pleased with the growth that we’re seeing in the 3G market segment. And we do believe it’s going to continue to grow as we look forward in the coming quarters.

Mark McKeshney - Twin Peaks Capital - Analyst

And one other follow-up on that, Ron, how should we look at the transition, maybe over the next couple of quarters — I’m guessing that your 2G is probably flattish, maybe even ramping down. I mean, is that — is that what we’re looking at over the next two to three quarters?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Well, there’s still a lot of opportunity here for the 2G, if you look in some of the A-Pac regions and you look at some of the eastern European bloc countries, they’re still trying to optimize and work on enhancing the coverage and capacity of their existing networks. So I’m not sure I’m going to say it is going to ramp down. I do expect to see it maybe flatten out towards Q2/Q3 as 3G, we believe, is going to take off again a little bit more, from a growth perspective, quarter-to-quarter. But there’s still a great opportunity for our 2G products in the marketplace.

Mark McKeshney - Twin Peaks Capital - Analyst

Great. And then just one — one final question, I know it’s — we’re — we’re right here at the beginning of the year, but trying to get a sense of how you feel about your capacity, really for the back half of 2006. And are the — are the OEMs kind of pushing you good, best case/worst case effort for the back half of the year? And are you thinking that you know you may need to up your capacity one way or the other or — ?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Well, we have our manufacturing operations, as you can see. We’ve tried to position them to where they’re flexible with multiple products and they can be converted from one product line to the other. We always try to run our operations very efficient, as I think you can see, is demonstrated through our financials. And with that, gives us some flexibility to respond to our customer demands if they place us — additional demands on us. So looking at how we’re positioned today, we believe that we’re positioned appropriately to meet the demand that’s in the market place throughout the year. And we certainly are prepared, if need be, to flex our operations and expand our capabilities. And keep in mind we still have our contract manufacturers — our EMS providers that we use and are very strong partners for us, that can help us to achieve that upside demand if we cannot achieve it internally.

Mark McKeshney - Twin Peaks Capital - Analyst

Okay, great. Thanks — thanks, Ron and Kevin.

Kevin Michaels - Powerwave Technologies Inc. - CFO

Thank you.

Operator

And sir, our next question is from the line of James Faucette with Pacific Crest.

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Jan. 31. 2006 / 5:00PM, PWAV - Q4 2005 Powerwave Technologies Earnings Conference Call

James Faucette - Pacific Crest Securities - Analyst

Thank you. Just a couple of questions, I know you talked a little bit about what you view as opportunity for specific products in Asia, et cetera. But wondering if what your strategy or potential outlook is for bringing that region’s revenue level up to similar levels with Americas and Europe? And what you need to — what kind of strategies you may need to undertake to do that?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Well, we certainly have the desire to improve our revenue stream in the A-Pac region. First of all, I think we have to see some spending taking place in that region. Unfortunately, I think there’s some pent-up desire and maybe demand when these new 3G licenses are deployed to see the spending patterns increase, especially if we look at China. We do see some other growth opportunities in India, and parts of Asia - Indonesia, there’s some spending that’s taking place, that’s healthy for — for us. But it’s a limited spend pattern that you see there. And we just need to position ourselves to make sure when some of these final tenders are placed, that we’re in the - we’re in the position to win these tenders. And I think we’re in a good position today.

James Faucette - Pacific Crest Securities - Analyst

So if you were to realize a good portion of what you — of the — of the contracts that you are bidding for, et cetera, could we expect to see that region come in to maybe on par or close to what the Americas and the rest of the world is contributing?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

I don’t know if short-term you’re going to necessary see that type of — necessarily see that type of growth. That would be phenomenal growth in that region. But we certainly have an aggressive plan to grow that region to make it competitive — the Americas and Asia. And — and satisfy the customer demand that’s there.

James Faucette - Pacific Crest Securities - Analyst

Great. Now then quickly turning back to the operating expenses, just clarify that a little bit, from what I understand that you are saying it sounds like you are probably going to — you probably can expect to see overall operating expenses decline sequentially in the March quarter and then maybe even again in the June quarter depending on — on the timing of the — of the rest of your rationalization process. But from there, maybe starting to grow in absolute terms but still declining on a percentage of revenue basis. Is this a fair assessment of what we — what you’ve communicated so far?

Kevin Michaels - Powerwave Technologies Inc. - CFO

I would think that that is generally fair. Obviously, the caveat is depending on how revenue grows during the course, some of the — some of the expenses get tied to that. But generally, I would agree with your statement.

James Faucette - Pacific Crest Securities - Analyst

Great. And then finally, last question, just follow-up on — on Mark’s questions in terms of capacity — have you seen any stretching of lead times and the like recently? Or are you still pretty much able to satisfy — satisfy demand as it comes and not any significant changes to delivery times?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

No. I — we’re pretty comfortable with the — the lead times that are out in the market place. Obviously, right now it’s a — it’s a pretty competitive marketplace and what we’re really looking at — and we don’t typically try to build inventory like some of our competitors do, so what we focus on is trying to have our manufacturing operation and lead time short enough to — to meet the demand of our customers. | And we’re working on our

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Jan. 31. 2006 / 5:00PM, PWAV - Q4 2005 Powerwave Technologies Earnings Conference Call

supply chain to shorten that lead time and be a little bit more productive from a lead time perspective. But right now, I think it’s — it’s pretty well flat to where we’ve seen, let’s say, the last couple quarters.

James Faucette - Pacific Crest Securities - Analyst

That’s great. Thank you very much.

Kevin Michaels - Powerwave Technologies Inc. - CFO

Thank you.

Operator

[OPERATOR INSTRUCTIONS] And sir, our next question is from the line of George Notter.

George Notter Analyst

Hi, thanks very much, guys. I — I guess I was just trying to figure out — you certainly beat our operating margin assumptions by a healthy amount here, despite the fact that it sounds like the REMEC integration is tracking a little bit behind where you thought it would. You have two additional months of REMEC revenue here, either this quarter relative to last quarter — I think you said the REMEC gross margins are running about 17, 18% and it was a slight contributor to operating profit last quarter. But I guess I’m trying to figure out where the improvements are really coming from if you are running behind on the REMEC integration. Is it REMEC’s business itself is coming in at higher margin structures than you thought? Or are there improvements coming in on your core business? How should we sort of think about it? Thanks.

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Well, first of all, George, I don’t — I hope we didn’t mislead you to think that we’re behind on REMEC integration. What we had indicated is the bulk and the majority of the integration will take place and be completed by the end of the March timeframe, and we do believe that some of the integration will take place after that. But as I’d indicated, we’re very comfortable that we’ll achieve the $50 million of annual synergies. And you will see the bulk of those synergies in Q2. And the other piece that we looked at and we talked about from the very beginning is some rationalization in the supply chain and leveraging our existing manufacturing and supply chain model. And I think you’re seeing that in the margins that we have today. And that we were able to demonstrate with the first full quarter of REMEC’s products absorbed into our product portfolio.

George Notter Analyst

Got it. Great, thanks very much.

Kevin Michaels - Powerwave Technologies Inc. - CFO

Thank you.

Operator

And sir, we have a question from the line of Tony Rao from East Shore Partners.

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Jan. 31. 2006 / 5:00PM, PWAV - Q4 2005 Powerwave Technologies Earnings Conference Call

Tony Rao - East Shore Partners - Analyst

Good afternoon. On the REMEC product line, you are — referred to it before about their filter technology and how you are looking at integrating that with several other products that you’ve already made. And I would imagine that would be targeted at the OEM market. They had a very strong technical capability in filters. Is there going to be a focus on developing the merchant market with that selling directly to the carriers?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Well, that’s a very good point. We’re focused on initially leveraging some of the designs that we have and that we were working on and some of the designs that REMEC had prior to the acquisition, and combining them into a product and offering them to the marketplace. Those were more OEM-driven or — or designed more around the OEM. We do believe there’s opportunities to sell similar products and solutions to the operator market. And we’re going to continue to focus on selling to that market segment as we have done with our base station products and some of our antenna products.

Tony Rao - East Shore Partners - Analyst

Some of the filter requirements with the service providers tend to be somewhat custom, either from a specific carrier or even within a specific market for a — a particular carrier. Do you think that your model for filters will allow you to customize for specific customers or markets?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Well, one of the things that we have tried to focus on over the past few years is have a standard platform that can be modified and can handle multiple customers off of that common platform. And we believe we’ll be able to do something similar on our filter design and the filter technology. And certainly, there will be some configuration that needs to take place that’s unique for each of the operators or customers. But we believe that we’ll be able to still follow through on our platform strategy.

Tony Rao - East Shore Partners - Analyst

On — I see. I — I have a general question about India. There’s a lot of activity expected to be coming from India, and to increase as 2006 goes on and beyond. And it — it appears to me that it could be some dramatic changes in the way the architecture of the network is built in India versus what you’ve experienced elsewhere around the globe. Is there any — do you think that this is going to — this is the way it will play out and that it will create additional opportunities? Or that that will create a more difficult market for Powerwave and also the OEM’s to compete in?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Well, we think it’s — it’s certainly a challenging market. History would say it is very challenging for some of the OEMs and certainly for some of our competitors. But Powerwave provided the first build-out there in India. And — and we were pretty pleased. And you can see the financial performance that we were able to achieve during that period of time on our products. It is an unique model, clearly. And maybe some of the advanced features that are in some of the products today maybe are overstated for the needs in that market segment.

Tony Rao - East Shore Partners - Analyst

Okay. One last question, could you describe the environment that you see in the U.S. market with the carriers other than Cingular? Just give us a little color on what you are seeing with other carriers, and specifically also with T-Mobile. It seems that they’re having a renewed commitment to the U.S. market, maybe they will be a little active in the spectrum auctions this summer. And if you’re seeing any increased activity from them with — with regard to orders or inquiries for designs and so forth?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Well, we certainly see other activity besides Cingular in the North American market. We — T-Mobile is certainly active. I think you’re correct. They’ve publically stated that they’re going to be some enhancements of their network and going to be doing some additional build-outs. We certainly hope we can participate and we believe we’ll be able to participate in that. Verizon has some initiatives underway to improve some of their existing networks and to roll-out some new networks as well, and we’ll certainly participate on that. Sprint, there’s some renewed activities

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Jan. 31. 2006 / 5:00PM, PWAV - Q4 2005 Powerwave Technologies Earnings Conference Call

there with the combination of Nextel and Sprint, looking at how they’re going to position their network in certain market segments. So in general, we think there’s other opportunities outside of just Cingular in the North American market that we need to focus on and that we’re going to benefit from.

Tony Rao - East Shore Partners - Analyst

On Sprint specifically, it was maybe a year-and-a-half, maybe two years ago you signed a — I think some sort of a supply agreement with them — I think it was to cover MCPA’s. Has anything materialized from that contract?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Yes. We had reported, if you look back — and I don’t unfortunately have with me the exact quarters, but we had already shown the growth that we expected out of that contract with the revenue with Sprint and they were significant portion of our revenue in those quarters. And we — if you need a little bit more detail, you can certainly follow up with Kevin or myself. But I think that we have already outlined the growth that we expect to see there.

Tony Rao - East Shore Partners - Analyst

Appreciate it. Thank you.

Kevin Michaels - Powerwave Technologies Inc. - CFO

Thank you.

Operator

And with that, ladies and gentlemen, this concludes the question-and-answer portion of today’s conference. I’d like to turn it back over to Ron Buschur for any further comments.

Ron Buschur - Powerwave Technologies Inc. - President, CEO

I want to thank everyone for joining us today and your continued interest in Powerwave technologies. We remain very focused and excited about the opportunities in the current wireless infrastructure market. We look forward to sharing with you our results for the first quarter in 2006.

Operator

Ladies and gentlemen, this concludes your presentation. [OPERATOR INSTRUCTIONS]